Upstream Biosciences, Inc. 8-K

Exhibit 10.1

Six Capital Limited
Mont Fleuri
Mahe, Seychelles

May 31, 2013

Upstream Biosciences, Inc.
Three Sugar Creek Center, Suite 100,
Sugar Land, Texas, 77478
Attention: Charles El-Moussa

Re: Debt Cancellation and Use of Proceeds

Dear Mr. El-Moussa:

In consideration of the benefits to be received by the undersigned, Six Capital Limited (“Six Capital”), pursuant to that certain Securities Purchase Agreement, dated May 24, 2013 (the “Agreement”), by and among Charles El-Moussa and Six Capital, as sellers, and RealSource Acquisitions Group, LLC and Chesterfield Faring Ltd., as purchasers, Six Capital hereby agrees to cancel and forgive, and by execution of this letter agrees does hereby irrevocably cancel and forgive, any and all indebtedness due from the Company or its affiliates to Six Capital (including, without limitation, loans previously advanced by Six Capital to the Company in the principal amount of US$17,823.00, and including any other fees or charges which may be due as a result of such indebtedness (collectively, the “Indebtedness”). Six Capital and the Company acknowledge that the indebtedness did not bear interest. Six Capital agrees to take such steps and execute such documents as the Company reasonably requests in order to reflect the cancellation of the Indebtedness in the Company’s books and records, including the delivery and marking for cancellation any promissory notes representing or any other evidences of the Indebtedness.

In addition, Six Capital hereby releases, forever discharges and agrees not to directly or indirectly assert any claim against the Company and its successors, assigns, agents, attorneys, officers, directors, stockholders, and employees from any and all claims, debts, liabilities, demands, offsets, obligations, costs, expenses, actions and causes of action, in relation to the cancelled Indebtedness.

In addition, Six Capital agrees that it shall, concurrently with or promptly following the closing of the transactions contemplated by the Agreement, repay an aggregate of $14,256.08 of liabilities of the Company as of May 31, 2013 (comprising the only liabilities of the Company as of such date) as follows: (i) US$3,536.08 for legal fees of Clark Wilson LLP, (ii) US$10,640.00 for auditor fees of Dale Matheson Carr-Hilton LaBonte LLP and (iii) US$80.00 for Edgar Filer fees.

Sincerely,

For and on behalf of SIX CAPITAL LIMITED By: ORIENT INVESTMENTS LIMITED, its director

By:	/s/ Eliza Wu
Name: ORIENT INVESTMENTS LIMITED
Title: Director